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Exhibit 99.1

Mid Valley Bank letterhead

November, 2003

Dear Shareholder:

        You are cordially invited to attend the special meeting of shareholders of Mid Valley Bank, which will be held at Mid Valley's head office located at 950 Main Street, Red Bluff, California, on            day,                        , 2003, at 6:00 p.m. At the meeting, shareholders will be asked to vote on a merger agreement dated September     , 2003. The merger agreement details the acquisition of Mid Valley by PremierWest Bancorp. Following the acquisition, Mid Valley will be merged with and into PremierWest Bank, the wholly-owned subsidiary of PremierWest Bancorp. Shareholders of Mid Valley will have the choice of electing to receive newly issued shares of PremierWest Bancorp common stock, cash, or a combination of the two as is detailed in the merger agreement  The acquisition is subject to conditions including shareholder and regulatory approvals.

        Mid Valley is requesting your proxy to vote in favor of the merger agreement. The Board of Directors of Mid Valley recommends that you vote "FOR" approval of the merger agreement. The merger agreement is attached as Appendix A to the proxy statement of Mid Valley and prospectus of PremierWest Bancorp.

        The proxy statement-prospectus contains information about PremierWest Bancorp and Mid Valley and describes the conditions upon which the proposed acquisition will occur. A majority of the outstanding shares of Mid Valley common stock must vote "FOR" approval of the merger agreement, so we urge you to cast your vote.

        To ensure that your vote is represented at this important meeting, please sign, date and return the proxy card in the enclosed envelope as promptly as possible.

Sincerely,
John B. Dickerson President and Chief Executive Officer

        Neither the Securities and Exchange Commission nor any state securities regulators have approved either the acquisition described in this proxy statement-prospectus or the PremierWest Bancorp common stock to be issued in the acquisition, nor have they determined if this proxy statement-prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

The date of this proxy statement-prospectus is                        , 2003.

Mid Valley Bank
950 Main Street
Red Bluff, California 96080

Notice of Special Meeting of Shareholders
                        , 2003

To:
The Shareholders of
Mid Valley Bank

        Notice is hereby given that, pursuant to its Bylaws and the call of its Board of Directors, a special meeting of shareholders of Mid Valley Bank will be held at Mid Valley's head office located at 950 Main Street, Red Bluff, California, on            day,                         , 2003 at 6:00 p.m., for the purpose of considering and voting upon the following matters:

  1.
  Approval of the Merger Agreement.    To approve the merger agreement dated September, 2003, attached as Appendix A.

  3.
  Transaction of Other Business.    To transact such other business as may properly come before the meeting and any adjournment or adjournments thereof.

        The merger agreement sets forth the terms of the acquisition of Mid Valley by PremierWest Bancorp. As a result of the acquisition, all shareholders of Mid Valley will have a choice of electing to receive for their shares of Mid Valley common stock newly issued shares of PremierWest Bancorp common stock, cash, or a combination of both. The election is subject to certain restrictions which are listed and discussed in detail in the proxy statement-prospectus and in the merger agreement which is attached as Appendix A to the proxy statement-prospectus. The transaction is also more fully described in the enclosed proxy statement-prospectus and in Appendix A.

        The Board of Directors has fixed the close of business on                        , 2003 as the record date for determination of shareholders entitled to notice of, and the right to vote at, the meeting.

        Since the affirmative vote of shareholders holding not less than a majority of the outstanding shares of Mid Valley common stock is required to approve the merger agreement, it is essential that all shareholders vote. You are urged to vote in favor of the proposal by signing and returning the enclosed proxy as promptly as possible, whether or not you plan to attend the meeting in person. If you do attend the meeting you may then withdraw your proxy. The proxy may be revoked at any time prior to its exercise.

By Order of the Board of Directors
Dated: , 2003
Lynne T. Moule, Secretary

Mid Valley Bank
Proxy

        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE SPECIAL MEETING OF SHAREHOLDERS TO BE HELD                         , 2003.

        The undersigned hereby appoints Robert J. Kerstiens as proxy with full power of substitution, with all the powers the undersigned would possess if personally present, to vote all shares of Mid Valley common stock which the undersigned is entitled to vote at the special meeting of shareholders to be held on                        , 2003 at 6:00 p.m., at Mid Valley's head office located at 950 Main Street, Red Bluff, California or any adjournment(s) thereof, with all the powers the undersigned would possess if personally present as follows:

  1.
  To approve the merger agreement by and between Mid Valley and PremierWest Bancorp as described more fully in the accompanying proxy statement-prospectus.

☐ FOR	☐ AGAINST	☐ ABSTAIN
  2.
  To transact such other business as may properly come before the meeting and any adjournments or adjournments thereof.

PLEASE SIGN AND DATE BELOW

        The board of directors recommends a vote "FOR" approval of the merger agreement. This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted "FOR" approval of the merger agreement. If any other business is presented at the meeting, this proxy confers authority to and shall be voted in accordance with the recommendations of management.

        (Please date this proxy and sign your name as it appears on your stock certificates. Executors, administrators, trustees, etc., should give their full title. If a corporation, please sign in full corporate name by the president or other authorized officer. If a partnership, please sign in partnership name by an authorized person. All joint owners should sign.)

☐ I DO ☐ I DO NOT EXPECT TO ATTEND THE MEETING.
(Number of Shares)
(Please Print Your Name)
(Please Print Your Name)
(Date)
(Signature of Shareholder)
(Signature of Shareholder)

        This proxy may be revoked prior to its exercise by filing with the Secretary of Mid Valley a duly executed proxy bearing a later date or an instrument revoking this proxy, or by attending the meeting and voting in person.

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  Exhibit 99.1